Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No 333-178388) pertaining to the WPX Energy, Inc. 2011 Incentive Plan and WPX Energy, Inc. 2011 Employee Stock Purchase Plan of our reports dated February 28, 2013 with respect to the consolidated financial statements and schedule of WPX Energy, Inc. and the effectiveness of internal control over financial reporting of WPX Energy, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 28, 2013